Bird Receives Notice of Non-Compliance with NYSE Trading Share Price Listing Rule (Miami, FL) – June 24, 2022 – Bird Global, Inc. (“Bird” or the “Company”) (NYSE:BRDS), a leader in environmentally friendly electric transportation, today announced that it received notice from the New York Stock Exchange (the “NYSE”) that it is not in compliance with Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Company’s Class A Common Stock was less than $1.00 over a consecutive 30 trading-day period. The notice does not result in the immediate delisting of Bird’s Class A Common Stock from the NYSE. The Company plans to notify the NYSE by July 5, 2022 that it intends to cure the stock price deficiency and to return to compliance with the NYSE continued listing standard. The Company can regain compliance at any time within the six-month period following receipt of the NYSE notice if on the last trading day of any calendar month during the cure period the Company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. The Company intends to consider available alternatives, including, but not limited to, a reverse stock split, subject to stockholder approval no later than at the Company’s next annual meeting of stockholders, if necessary to cure the stock price non- compliance. Under the NYSE’s rules, if the Company determines that it will cure the stock price deficiency by taking an action that will require stockholder approval at its next annual meeting of stockholders, the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above that level for at least the following 30 trading days. The Company’s Class A Common Stock will continue to be listed and trade on the NYSE during this period, subject to the Company’s compliance with other NYSE continued listing standards. Cautionary Note Regarding Forward Looking Statements This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include a description of our intention to consider alternatives to cure the NYSE continued listing requirement deficiency. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, including the Company’s ability to regain compliance with the continued listing standards of the NYSE within the applicable cure period, the Company’s ability to continue to comply with applicable listing standards of the NYSE, and the other factors set forth in Part I, Item 1A – “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward- looking statements. About Bird Bird is an electric vehicle company dedicated to bringing affordable, environmentally friendly transportation solutions such as e-scooters and e-bikes to communities across the world. Founded in 2017 by transportation pioneer Travis VanderZanden, Bird is rapidly expanding. Today, it provides fleets of shared micro electric vehicles to riders in more than 400 cities globally and makes its products available for purchase at www.bird.co and via leading retailers and distribution partners. Bird partners closely with the cities in which it operates to provide a reliable and affordable transportation option for people who live and work there. Investor Contact Caitlin Churchill

Investor@bird.co Media Contact Rebecca Hahn press@bird.co